FOR IMMEDIATE RELEASE

Contact:

Andrew M. O'Shea
Chief Financial Officer
(860) 298-0444

Rick Hilton
Adam Friedman Associates LLC
(212) 981-2529, Ext. 22

Moscow CableCom Corp Announces ComCor-TV Operational Progress
as of September 30, 2004

New York, October 18, 2004 - Moscow CableCom Corp. (NASDAQ:MOCC) today announced operational progress for the third calendar quarter of its wholly-owned subsidiary, ComCor-TV (CCTV), a Russian company that provides broadband communication, information and entertainment services in Moscow.

As of September 30, 2004, CCTV has increased its access network to a total of 197,563 homes and businesses.  This represents a year-to-date increase of 42,777 homes, or 27.6% for the nine month period, and an increase of 36.2% from September 30, 2003.

As a result of this expanded access network and its continued marketing efforts, subscribers for CCTV's terrestrial TV services totaled 63,090 as of September 30, 2004; an increase of over 11.9% from the December 31, 2003 totals.

Subscribers for its premium cable TV services increased to 8,985 as of September 30, 2004, which represents an increase of 15.1% during the quarter, and a year-to-date increase of 73.4%.

CCTV's subscriber base for Internet access services increased to 16,814 as of September 30, 2004, which represents an increase of 19.3% during the quarter, and a year-to-date increase of 67.9%.

All subscriber information represents total subscriber contracts recorded by CCTV.  At September 30, 2004, approximately 0.6% of terrestrial subscribers, 30.3% of premium cable TV subscribers and 24.3% of Internet subscribers were inactive.

As a result of the above growth, Moscow CableCom expects CCTV's third quarter revenues from subscriber services to total approximately $1,393,000, or approximately 11.7% higher than the service revenues it earned in its second quarter and they will be 116.1% higher than the subscriber revenues it recorded in the second quarter of 2003.  Year to date service revenues of approximately $3,732,000 are approximately 109.5% higher than revenues recorded by CCTV in the first nine months of 2003.

Due to a two month reporting lag, CCTV's operating results for the three months ended September 30, 2004 will be consolidated into the Company's results for the three months ended November 30, 2004.

Oliver Grace, Chairman and CEO stated, "We are very pleased with the strong results from the seasonally slow third quarter.  We continue to note strong growth in areas in which we had a presence for more than two years as well as newly accessed areas within the Central Administrative region of Moscow.  We believe that our operational progress can be greatly accelerated with resources from the financing from Columbus Nova which will allow us to begin our aggressive build out beyond the Central Administrative Region."

The Company previously announced that it has reached agreements with Columbus Nova Capital which will provide the Company with up to $51 million of equity and debt financing to enable CCTV to expand its "last mile" access network in Moscow to approximately 1 million homes within three years of the closing.  The Company expects that it will be able to close on this financing before the end of 2004.

About Moscow CableCom

Moscow CableCom  is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Russian company that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.  CCTV is using access to ComCor's Moscow Fiber Optic Network ("MFON") to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network, including its ability to close the announced financing transaction with Columbus Nova Capital, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends.  These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.